UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 22, 2010

CHROMADEX CORPORATION

(Exact name of registrant as specified in its charter)

000-53290

(Commission file number)

Delaware	26-2940963
(State or other jurisdiction of incorporation)	(I.R.S. Employer identification No.)

10005 Muirlands Boulevard

Suite G, First Floor

Irvine, California, 92618

(Address of principal executive offices)

(949) 419-0288

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 22, 2010, ChromaDex Corporation (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) with certain investors named therein (the “Subscribers”). Under the terms of the Subscription Agreement, the Company has agreed to issue and sell to the Subscribers, in a private placement transaction (the “Private Placement”), an aggregate of 26,249,983 newly issued shares (the “Private Placement Shares”) of our common stock for an aggregate purchase price of $3,674,997.62, or $0.14 per share. The Company has also agreed to issue to each Subscriber an immediately exercisable warrant (collectively, the “Warrants”) to purchase Company common stock (collectively, the “Warrant Shares”) equal to the number of Private Placement Shares purchased by such Subscriber at an exercise price of $0.21 per share. Assuming the full exercise of the Warrants for cash, the Company would receive additional proceeds of $5,512,496.43, for an aggregate of $9,187,494.05 in proceeds from the purchase of the Private Placement Shares and the exercise of the Warrants. In certain limited circumstances the Warrants can be exercised in a cashless exercise. There is no guarantee that Subscribers will exercise any of the Warrants and the Company will not receive any proceeds from any of the Warrants until they are exercised.

The Warrants entitle the Subscribers to purchase up to an aggregate of 26,249,983 shares of the common stock for a period of three years from the date of issuance at an initial exercise price of $0.21 per share, subject to customary adjustments. The Warrants may only be exercised in whole and not in part, and contain a limited “cashless exercise” provision in the event the Company fails to comply with the material terms of its registration obligations with respect to the Warrant Shares or in the event of a “Corporate Transaction” (as defined in the Warrants).

Immediately following the closing of the Private Placement, the number of issued and outstanding shares of the Company’s common stock will increase from 28,838,216 to 55,088,199 (based on the number of issued and outstanding shares as of April 20, 2010 and subject to the additional issuances under the Warrants). Based on 28,838,216 shares of common stock outstanding as of April 20, 2010, after giving effect to the closing of the Private Placement, the Private Placement Shares will represent approximately 42.8% of the outstanding common stock, on a fully diluted basis (assuming none of the Warrants are exercised), and the Private Placement Shares and the Warrant Shares, collectively, will represent approximately 60.0% of the outstanding common stock, on a fully diluted basis (assuming the full exercise of the Warrants).

The closing of the Private Placement is subject to (i) receipt of stockholder approval of an amendment to the Company’s certificate of incorporation, as amended, to increase the number of authorized common stock from 50 million to 150 million shares (the “Stockholder Approval Condition”), (ii) the resignation of Mr. Thomas Varvaro and Mr. Kevin Jaksch from the Board of Directors and, subject to legal and corporate governance requirements including the affirmative recommendation of the Company’s Nominating and Governance Committee and the approval of the Board of Directors, the appointment to the Board of Directors of Michael Brauser and Glenn Halpryn, or two alternate designees of Subscribers representing at least 70% of the Private Placement Shares to be purchased in the Private Placement, (iii) entry by Mr. Frank Jaksch, Jr., and Mr. Thomas Varvaro, into amended and restated employment agreements (the “Employment Agreements”) (which occurred on April 19, 2010), and (iv) other customary closing conditions (For further information on the terms of the Employment Agreements see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2010).

On April 23, 2010, the Company filed with the Commission a preliminary proxy statement relating to its 2010 annual meeting of stockholders, including proposals on (i) the Stockholder Approval Condition and (ii) certain amendments to the Company’s Second Amended and Restated 2007 Equity Incentive Plan to increase the number of shares of the Company’s common stock reserved for issuance under such plan.

The Subscription Agreement includes a price protection mechanism in favor of the Subscribers for the three year period following the closing of the Private Placement. If the Company issues common stock or securities convertible into common stock at a lower price than the price paid for the Private Placement Shares by the Subscribers, then the Company has agreed, under certain circumstances, to issue additional shares of common stock to Subscribers holding Private Placement Shares or Warrant Shares at such time so that the average price paid by such Subscribers for such shares equals the lower price. In addition, the Subscription Agreement provides specific remedies for the Subscribers relating to the Company’s failure to comply with registration rights obligations, obligations relating to certain transfers of common stock by the Subscribers, and the availability of sales under Rule 144.

The Company intends to use the proceeds from the Private Placement for general corporate purposes, including an investor relations program, and also to pay approximately $1.2 million “Due to officers” (as such amounts have been previously disclosed, including in the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2010). Such payments are required under the terms of the Subscription Agreement. The disinterested members of the Board of Directors examined this requirement and have determined that its approval was in the best interest of the Company and the stockholders and that there will be sufficient proceeds from the Private Placement to be used in part for the making of such payments along with the other approved uses.

Pursuant to the Subscription Agreement, the Company has agreed, within 90 days of the closing of the Private Placement, to file a registration statement to register the Warrant Shares, on a pro rata basis among participating Subscribers, subject to limitations on the number of Warrant Shares required to be registered by us in the initial registration statement. The Company has also agreed to file additional registration statements (collectively with the initial registration statement, the “Subscriber Registration Statements”), subject to certain time periods between these filings and limitations on the number of Warrants Shares required to be registered by us in any single registration statement. The Company is required to keep the Subscriber Registration Statements effective until the third anniversary of the closing of the Private Placement, subject to, under limited circumstances, this obligation being terminated earlier. In addition, the Company has agreed not to file or amend any registration statements (other than the Subscriber Registration Statements) without the consent of Subscribers representing at least 70% of the Private Placement Shares and any exercised Warrant Shares until the earlier of (a) all of the Warrant Shares having been registered, (b) such shares having been sold by the Subscriber, or (c) the third anniversary of the closing of the Private Placement.

The Subscription Agreement provides that within 60 days of the closing of the Private Placement, the Company will grant options to purchase shares of common stock to the members of the Board of Directors and other key management personnel. The Company contemplates making two option grants to each of our directors and all active employees on such date (the “Post-Closing Grants”), with the exercisability of shares under the second of the two grants received by each person to be dependent on the proportion of the Warrants exercised by the Subscribers.

The Post-Closing Grants (assuming the closing of the Private Placement), will, in aggregate, equal approximately 7.2% of the outstanding common stock on a fully diluted basis (assuming the full exercise of the Warrants). Of the Post-Closing Grants, Mr. Jaksch will receive options with respect to 2,275,000 shares of common stock and Mr. Varvaro will receive options with respect to 1,228,500 shares of common stock. These option grants to Mr. Jaksch and Mr. Varvaro will be in addition to any other options granted pursuant to their Employment Agreements. The other members of the Company’s Board of Directors will collectively receive an aggregate of 1,729,000 shares of common stock from the Post-Closing Grants.

This announcement is not an offer to sell either the Private Placement Shares, the Warrants or the Company’s common stock issuable upon exercise of the Warrants. Neither the Private Placement Shares, the Warrants nor the shares of the Company’s common stock issuable upon exercise of the Warrants have been registered under the Securities Act, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

The foregoing description of the Private Placement does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement and the form of Warrant, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated into this Item 1.01 by reference.

Item 3.02.	Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 3.02 by reference.

The Private Placement Shares and the Warrants will be issued and sold by the Company in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC under the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 5.02 by reference.

In connection with the closing of the Private Placement, the Company has agreed that Thomas Varvaro and Kevin Jaksch shall resign from the Company’s seven-member Board of Directors and two designees (the “Subscriber Designees”) of Subscribers representing at least 70% of the Private Placement Shares to be purchased in the Private Placement will be appointed by the Company as directors in their place. The Company expects to appoint Michael Brauser and Glenn Halpryn as the Subscriber Designees to Board of Directors in connection with the closing of the Private Placement, subject to legal and corporate governance requirements including the affirmative recommendation of the Company’s Nominating and Governance Committee and the approval of the Board of Directors.

Michael H. Brauser, 54, has been the manager of, and an investor with, Marlin Capital Partners, LLC, a private investment company, since 2003. From 1999 to 2002, he served as President and Chief Executive Officer of Naviant, Inc. (eDirect, Inc.), an Internet Marketing Company. He also was the founder of Seisant,Inc. (eData.com, Inc.). Mr. Brauser has served as Co-Chairman of the Board of Directors of Interclick, Inc. (NASDAQCM:ICLK), since August 28, 2007.

Glenn L. Halpryn, 49, has been the Chief Executive Officer and a Director of Transworld Investment Corporation, a private investment company, since June 2001. Mr. Halpryn currently serves as a Director of Sorrento Therapeutics (OTCBB:SRNE.OB), a biopharmaceutical company, Castle Brands Inc. (AMEX:ROX), a developer and international marketer of premium branded spirits, and SearchMedia Holdings Limited (AMEX:IDI), a billboard and in-elevator advertising company. Since 2008, Mr. Halpryn has also served as a Director of Winston Pharmaceuticals, Inc. (OTCBB:WPHM.OB), a pharmaceutical company specializing in skin creams and pain medications. From October 2002 to September 2008, Mr. Halpryn served as a Director of Ivax Diagnostics, Inc. (AMEX:IVD). Mr. Halpryn served as Chairman of the Board and Chief Executive Officer of Orthodontix, Inc. (now Protalix Bio Therapeutics, Inc.) (AMEX:PLX) from April 2001 to December 2006. From April 1988 to June 1998, Mr. Halpryn was Vice Chairman of Central Bank, a Florida state-chartered bank. Since June 1987, Mr. Halpryn has been the President of and a beneficial holder of stock of United Security Corporation, a broker-dealer registered with FINRA.

The appointment of the Subscriber Designees is a condition to closing under the Subscription Agreement. In the event the closing of the Private Placement does not occur, the Subscriber Designees will not be appointed to the Board of Directors. While the Company expects that the Private Placement will occur promptly following the annual meeting, there is no guarantee that such transaction will be consummated.

Item 7.01.	Regulation FD Disclosure.

On April 26, 2010, the Company issued a press release announcing that an affiliate of The Frost Group, LLC and Dr. Phillip Frost has agreed to make an investment in the Company. The investment is being made as part of the Private Placement described in Item 1.01 of this Current Report on Form 8-K. The press release also announced that the Company has entered into an exclusive worldwide license with the University of Mississippi and the USDA Agricultural Research Service for all patent rights of the botanical compound, pterostilbene.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act or the Exchange Act, except as expressly stated by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Subscription Agreement, dated as of April 22, 2010, between ChromaDex Corporation and the Subscribers listed on the signature pages thereto.

10.2	Form of Warrant.

99.1	Press Release dated April 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2010	ChromaDex Corporation

	By:	/s/ FRANK L. JAKSCH
Frank L. Jaksch
Chief Executive Officer